IRREVOCABLE PROXY AND LIMITED POWER OF ATTORNEY

     The undersigned stockholder of Allstar Systems, Inc., a Delaware corporation (the "Company"), hereby irrevocably appoints each of Ronald Dupler and Gerald Birin attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of common stock of the Company ("Company Common Stock") which the undersigned may be entitled to vote on the matters set forth below:

     1. To approve the Asset Purchase Agreement dated as of March 16, 2000, as amended, among the Company, Amherst Computer Products Southwest, LP ("Amherst Southwest") and Amherst Technologies, L.L.C. (the "Agreement"), pursuant to which the Company will sell certain assets, as set forth in the Agreement, to Amherst Southwest.

     2. To take any action to oppose any Acquisition Proposal as such term is defined in the Agreement, other than the Agreement.

     This Irrevocable Proxy and Limited Power of Attorney is valid and binding and is expressly stated and deemed to be coupled with an interest and shall be irrevocable for a period of eighteen (18) months from the date hereof, but shall automatically terminate upon the first to occur of (i) the Closing (as defined in the Agreement) of the transactions contemplated by the Agreement, or (ii) termination of the Agreement, except for a termination by the Company pursuant to Section 9.1(c)(3) of the Agreement or a termination by Amherst Southwest pursuant to Section 9.1(b)(3) of the Agreement. This Irrevocable Proxy and Limited Power of Attorney shall survive the death or disability of the undersigned and shall be binding on any successor in interest to the shares of the Company Common Stock owned by the undersigned. This Irrevocable Proxy and Limited Power of Attorney shall operate to revoke any prior proxy as to the securities heretofore granted by the undersigned with respect to the matters described herein.

     This Irrevocable Proxy and Limited Power of Attorney shall be governed by the laws of the State of Delaware. To the extent (if any) the undersigned would retain under law, regardless of the foregoing authorization and appointment, any residual rights inconsistent with the foregoing irrevocable authorization and appointment, the undersigned hereby specifically and expressly (i) waives such rights, (ii) agrees never to exercise such rights and (iii) agrees never to claim, as a complaint or a defense, or otherwise assert that such authorization and appointment are not valid or enforceable. The invalidity or unenforceability of any provision of this Irrevocable Proxy and Limited Power of Attorney shall not effect the validity or enforceability of any other provision. To the extent (if any) any provision hereof is deemed invalid or unenforceable by its scope but may be made valid or enforceable by limitations thereon, the undersigned agrees that this Irrevocable Proxy and Limited Power of Attorney, shall be valid and enforceable to the fullest extent permitted by law.

Signature:          /s/ James H. Long
                    James H. Long

Dated:              April 6, 2000